SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.



                                   FORM 8-K/A

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                 Date of Report (Date of earliest event reported)
                                  May 27, 1998


                            ADM Tronics Unlimited, Inc
              (Exact name of registrant as specified in its charter)



                                    Delaware
                  (State or other jurisdiction of incorporation)





               0-17629                                22-1896032
       (Commission File Number)       (IRS Employer Identification Number)



                    224-S Pegasus Avenue, Northvale, NJ 07647
               (Address of principal executive offices, Zip Code)


       Registrant's telephone number, including area code 201-767-6040


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Item 5.     Other Events

On May 27, 1998, the Registrant entered into an Asset Purchase Agreement
(the "Agreement") with Electropharmacology, Inc. ("EPI"). Pursuant to the Agreement, the Registrant agreed to purchase and EPI agreed to sell certain assets utilized by EPI in connection with EPI's SofPulse electromagnetic stimulation device marketed under the name MRT-SofPulse or SofPulse for use in treating pain and edema in post-operative soft tissue injuries. The purchase price consists of 2,925,000 shares of the Registrant's Common Stock, $150,000 and a three year Warrant for the purchase of up to 1,500,000 shares of the Registrant's common stock at $.425 per share. The actual amount of shares which can be purchased upon exercise of such warrant is contingent upon the Registrant reaching certain levels of sales in connection with the assets to be acquired from EPI. The purchase of such assets is contingent upon, among other things, approval of EPI's shareholders. Such approval has not yet been obtained.

The Registrant has agreed to register the shares of its Common Stock to be issued to EPI as well as shares of its Common Stock which may be acquired upon exercise of the Warrant to be issued to EPI under the Securities Act of 1933, subject to certain lockup provisions.

On May 27, 1998, the Registrant entered into an agreement with Wharton Capital, Inc. ("Wharton") pursuant to which Wharton agreed to provide the Registrant with consulting services related to contract negotiations, financial services, public relations, business plans, evaluation of future financing and potential merger and acquisitions through September 15, 1998. As compensation to Wharton for its services, the Registrant agreed to issue 342,000 shares of its common stock and pay $15,000. The Registrant has registered such shares under the Securities Act of 1933.












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                              SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           ADM Tronics Unlimited, Inc.
                                           (Registrant)

                                           /s/ Dr. Alfonso DiMino
                                               President